EXHIBIT 2

                      CALIFORNIA COASTAL COMMUNITIES, INC.

                             Consent of Stockholders
 Pursuant to Section 228 of the General Corporation Law of the State of Delaware

      The undersigned, being holders of a majority of the outstanding common stock, par value $.05 per share, of California Coastal Communities, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 228 of the General Corporation Law of the State of Delaware, DO HEREBY CONSENT to the adoption of, and DO HEREBY ADOPT, the following resolutions:

                  RESOLVED, that the Amended and Restated Certificate of
            Incorporation of the Corporation, as heretofore amended, be further amended and restated to read in its entirety in the form attached hereto as Exhibit A;

                  RESOLVED, that the Board of Directors may abandon such
            proposed amendment and restatement, before or after stockholder approval thereof, without further action by stockholders at any time prior to the effectiveness of the amendment and restatement; and it is further

                  RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by, the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

This Consent may be executed in counterparts.

      The Secretary of the Corporation is hereby directed to file a signed copy of this Consent in the minute book of the Corporation.

      DATED: As of October 14, 1999


MERRILL LYNCH & CO., INC.                  ING BARINGS (U.S.) CAPITAL LLC

By:                                        By:
   -------------------------------            ----------------------------------
     Name: Graham Goldsmith                     Name: P.R. Burnaman II
     Office: Director                           Office: Managing Director


LONE STAR SECURITIES FUND, L.L.C.          EDELMAN VALUE PARTNERS, L.P.

By:                                        By:
   -------------------------------            ----------------------------------
     Name: Jeffrey S. Yarckin                   Name: Asher B. Edelman
     Office: Vice President                     Office:


CREDIT SUISSE FIRST BOSTON                 EDELMAN VALUE FUND, LTD.

By:                                        By:
   -------------------------------            ----------------------------------
     Name: David J. Matlin                      Name: Asher B. Edelman
     Office: Managing Director                  Office:

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      CALIFORNIA COASTAL COMMUNITIES, INC.

      California Coastal Communities, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is California Coastal Communities, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 20, 1988. The name under which the Corporation filed its original certificate of incorporation was Henley Newco Inc.

      2. This Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the amended and restated certificate of incorporation of the Corporation, as heretofore amended. This Certificate was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, as amended from time to time (the "DGCL"), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

      3. The text of the amended and restated certificate of incorporation of the Corporation, as amended to date, is hereby amended and restated in its entirety to provide as herein set forth in full.

            FIRST: The name of the Corporation is California Coastal Communities, Inc.

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of Newcastle. The name of the Corporation's registered agent at that address is Corporation Service Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

            FOURTH: The Corporation shall have the authority to issue a total of 36 million shares of stock, to be divided into two classes. The Corporation shall have authority to issue18 million shares of Common Stock, par value $0.05 per share (the "Common Stock"), and 18 million shares of Excess Stock, par value $0.05 per share (the "Excess Stock").

            FIFTH:

            (A) Common Stock. The designations and the powers, preferences and rights, and qualifications, limitations or restrictions thereof, of each share of Common Stock shall be as follows:

                  1. Identical Rights. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

                  2. Voting Rights. On all matters submitted to the Corporation's stockholders, the holders of Common Stock shall be entitled to one vote per share.

                  3. Dividend Rights. When and as dividends or other distributions are declared, whether in cash, in property or in securities of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends or distributions.

                  4. Stock Splits. If the Corporation shall in any manner subdivide, split or combine the outstanding shares of Common Stock, each share of outstanding Common Stock shall be proportionately subdivided, split or combined.

            (B) Restrictions on Ownership and Transfer of Common Stock.

                  1. Definitions. For purposes of this section (B) of Article FIFTH and for purposes of Article SIXTH, the following terms shall have the meanings set forth below:

                        (a) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                        (b) The terms "Affiliate" and "Associate" shall have the meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the 1934 Act.

                        (c) The terms "acquire", "acquisition" or "acquiring" with respect to the acquisition of any security of the Corporation shall refer to the acquisition of such security by any means whatsoever, including without limitation, an acquisition of such security by operation of law, by will or by intestacy.

                        (d) The term "Code" means the Internal Revenue Code of 1986, as amended.

                        (e) The term "Common Stock" means all Common Stock of the Corporation and any other securities issued by the Corporation (other than Excess Stock or Rights) which are treated as stock for purposes of
      Section 382 of the Code.

                        (f) The term "Excess Shares" shall have the meaning ascribed to it in paragraph (A)(1) of Article SIXTH.

                        (g) The term "5% Limitation" shall mean the limitations on ownership of Common Stock or Rights as imposed by paragraph (B)(2) of this Article FIFTH.

                        (h) The term "5% Shareholder" shall have the meaning ascribed to it in paragraph (B)(2) of this Article FIFTH.

                        (i) The term "Net Operating Loss Carryovers" means the net operating loss carryovers to which the Corporation is entitled from time to time under the Code.

                        (j) The terms "own", "owned", "ownership" or "owning" refer to the ownership of securities within the meaning of Section 382 of the Code after taking into account the attribution rules of Section 382(1)(3) of the Code and the regulations promulgated thereunder (except insofar as such attribution would be inconsistent with provisions of this Article FIFTH or of Article SIXTH relating to the Rights).

                        (k) The term "Permitted Transferee" shall have the meaning ascribed to it in paragraph (H) of Article SIXTH.

                        (l) The term "Person" shall mean any individual, firm, corporation, partnership, joint venture or other entity and shall include any group comprised of such Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock or Rights, and any other Person who is such a member of such group, but does not include any underwriter which participates in an underwritten public offering of the Corporation's Common Stock or Rights, provided that such underwriter shall not own such Common Stock or Rights on the last day of any fiscal year.

                        (m) The term "Purported Owner" shall have the meaning ascribed to it in Section (A)(1) of Article SIXTH.

                        (n) The term "Purported Owner's Transferor" shall have the meaning ascribed to it in Section (D) of Article SIXTH.

                        (o) The term "Restriction Termination Date" shall have the meaning ascribed to it in Section (B)(2) of this Article FIFTH.

                        (p) The term "Rights" shall mean any securities issued by the Corporation, or any securities issuable by the Corporation in respect of issued securities, which are convertible into, or which include the right to acquire, shares of Common Stock, whether or not the right to make such conversion or acquisition is subject to any contingencies, including, without limitation, warrants, options and convertible debt instruments.

                        (q) The term "Share Trustee" shall mean the trustee of the Excess Stock nominated and appointed by the Board of Directors from time to time.

                        (r) The term "Testing Date" shall mean the date(s) on which the Corporation is required by Section 382 of the Code to make a determination of whether an ownership change has occurred.

                        (s) The term "Testing Period" shall mean the three-year period ending on any Testing Date.

                        (t) The term "Transfer Agent" shall mean the transfer agent with respect to the Common Stock nominated and appointed by the Board of Directors from time to time.

                        (u) The term "Trust" shall have the meaning ascribed to it in Section (A)(1)(b) of Article SIXTH.

                  2. At no time on or before the earlier of (i) the date on which the Corporation has used all its existing Net Operating Loss Carryovers and (ii) December 31, 2012 (the earlier to occur of such dates being the "Restriction Termination Date"), shall (1) any Person owning Common Stock or Rights which, in the aggregate, and assuming conversion of such Rights into the maximum number of shares of Common Stock issuable in respect of such Rights regardless of contingencies, equal less than 5% of the fair market value of the sum total of the outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights owned by such Person, acquire (whether voluntarily or involuntarily) any shares of Common Stock or Rights which, together with the shares of Common Stock or Rights owned by such Person, if any, would increase such percentage ownership interest of such Person to 5% or more of the fair market value of the sum total of the then outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights owned by such Person, or (2) any Person who owns, or has owned at any time during the Testing Period, Common Stock or Rights which, in the aggregate, and assuming conversion of such Rights into the maximum number of shares of Common Stock issuable in respect of such Rights regardless of contingencies, equal or exceed 5% of the fair market value of the sum total of the then outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights then owned by such Person, increase the ownership interest held by such Person in Common Stock or Rights (any such Person who is or becomes the owner of such percentage being a "5% Shareholder"); unless:

                        (a) The increase in ownership is due to the receipt or exercise by any Person of Rights which were received by such Person pursuant to the issuance of Rights by the Corporation; provided, however, that the Corporation shall have the right to prevent the exercise of Rights by any Person who would become a 5% Shareholder or by any 5% Shareholder whose ownership interest would increase, as the result of such exercise; or

                        (b) Such acquisition in each instance does not jeopardize the Corporation's ability to preserve and use its Net Operating Loss Carryovers as determined in a finding made in writing by the Board of Directors or a duly authorized committee thereof and filed with the Secretary of the Corporation; or

                        (c) Such acquisition is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which holders of all outstanding shares of Common Stock receive, or are offered the opportunity to receive, cash or other consideration for all such shares, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Common Stock.

      Notwithstanding the foregoing, (i) the Corporation pursuant to regulations and procedures promulgated pursuant to paragraph (Q) of Article SIXTH may identify additional 5% Shareholders as may be required by Section 382 of the Code and (ii) the Corporation may make appropriate adjustments to the calculations required by Section 382 of the Code. The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer or the chief financial officer of the Corporation or of the Corporation's legal counsel, independent auditors, Transfer Agent, investment bankers, and other employees and agents in making the determination and finding contemplated by this paragraph (B)(2) of Article FIFTH.

                  3. To the extent permitted by regulations promulgated under
      Section 382 of the Code, in determining whether any Person has become a Purported Owner of Excess Shares:

                        (a) The Corporation may rely on the existence or absence, as of the Testing Date, of filings on Schedules 13D and 13G as required by Rule 13d-1 of the 1934 Act to identify any person who is a 5% Shareholder, and the existence or absence of any amendments to Schedule 13D and 13G showing any material increase or decrease in the percentage of Common Stock or Rights owned by such Person, as required by Rule 13d-2 of the 1934 Act.

      The Board of Directors shall be fully protected in relying in good faith on the items set forth in subparagraph (a) of this paragraph (3), together with such other items or sources of information as may be required from time to time by the Code, to determine whether any Person has become a Purported Owner of Excess Shares.

            SIXTH: Excess Stock.

            (A) Conversion into Excess Stock.

                  1. The transfer of any shares of Common Stock or Rights in violation of Section (B) of Article FIFTH is prohibited and shall be null and void. If, notwithstanding such prohibition, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (the "Purported Owner") of shares of Common Stock or Rights, or both, in excess of the 5% Limitation (the number of shares of Common Stock or Rights, including shares of

      Common Stock issued in respect of Rights, so exceeding the 5% Limitation being herein the "Excess Shares"), then:

                        (a) the Purported Owner shall not obtain any rights in and to the Excess Shares, and the purported transfer of the Excess Shares to the Purported Owner shall not be recognized by the Transfer Agent;

                        (b) the Excess Shares shall be automatically converted into an equal number of shares of Excess Stock and transferred to a trust (the "Trust") of which the Share Trustee shall be the trustee in accordance with Section (D) of this Article SIXTH;

                        (c) the Purported Owner shall submit such number of Excess Shares to the Corporation for registration of the automatically converted shares of Excess Stock in the name of the Share Trustee.

      Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the trading day prior to the date of the purported transfer which led to the 5% Limitation.

                  2. Upon the occurrence of such a conversion of shares of Common Stock into an equal number of shares of Excess Stock, such shares of Common Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of stock from which such Excess Stock was converted and may be reissued by the Corporation as that particular class or series of stock.

            (B) Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a purported transfer has taken place in violation of Section (B) of Article FIFTH or that a Person intends to acquire or has attempted to acquire ownership of any shares of Common Stock in violation of Section (B) of this Article FIFTH, the Corporation shall take such action, or direct the Transfer Agent to take such action, as it deems advisable to refuse to give effect to or to prevent such transfer or acquisition, including, but not limited to, refusing to give effect to such transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such transfer or acquisition.

            (C) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Common Stock in excess of the 5% Limitation, or any Person who owns shares of Common Stock that were converted into shares of Excess Stock and transferred to a Trust pursuant to Sections (A) and (D) of this Article SIXTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the Net Operating Loss Carryovers.

            (D) Ownership in Trust. Upon any purported transfer that results in Excess Stock pursuant to Section (A) of this Article SIXTH, such Excess Stock shall be automatically transferred to the Trust to be held for the exclusive benefit of the transferor of the Excess Shares to the Purported Owner (the "Purported Owner's Transferor"). Any conversion Excess Shares into shares of Excess Stock and transfer to the Trust shall be effective as of the close of trading on the trading day prior to the date of the purported transfer. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of stock of the Corporation.

            (E) Dividend Rights. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board of Directors upon shares of the class or series of Common Stock from which such Excess Stock was converted. The Share Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Purported Owner's Transferor. The Purported Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Common Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Purported Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Common Stock owned by the Person who, but for the provisions of Article FIFTH and this Article SIXTH, would own the shares of Common Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Purported Owner's Transferor the dividends so received or withheld, as the case may be.

            (F) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock of the same class or series from which the Common Stock was converted, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Common Stock. The Trust shall distribute to the Purported Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Purported Owner shall not be entitled to receive amounts in excess of, in the case of a purported transfer in which the Purported Owner gave value for shares of Common Stock and which transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Purported Owner paid for the shares of Common Stock. Any remaining amount in such Trust shall be distributed to the Purported Owner's Transferor.

            (G) Voting Rights. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Common Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders.

      The holders of shares of Excess Stock converted from the same class or series of Common Stock shall vote together with the holders of such Common Stock as a single class on all such matters. The Share Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote by a Purported Owner as a purported holder of shares of Common Stock prior to the discovery by the Corporation that the shares of Common Stock have been converted into shares of Excess Stock shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such shares of Excess Stock, and the Purported Owner shall be deemed to have given, as of the close of trading on the trading day prior to the date of the purported transfer that results in the conversion of the shares of Common Stock into shares of Excess Stock and the transfer of such shares to the Trust pursuant to Sections (A) and (D) of this Article SIXTH, an irrevocable proxy to the Share Trustee to vote the shares of Excess Stock in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

            (H) Designation of Permitted Transferee.

                  1. The Share Trustee shall have the exclusive and absolute right to designate one or more persons whose acquisition of any and all of the Excess Stock will not violate the 5% Limitation (the "Permitted Transferees") if the Corporation fails to exercise its option with respect to such shares pursuant to Section (J) hereof within the time period set forth therein. As soon as practicable after the transfer of Excess Stock to the Trust, but in an orderly fashion so as not to materially adversely affect the market price of the shares of Common Stock, the Share Trustee shall designate any one or more Persons as Permitted Transferees; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock, and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in Section (B) of Article FIFTH or Section
      (A) of this Article SIXTH and without such acquisition resulting in the conversion of the shares of Common Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to Sections (A) and (D) of this Article SIXTH.

                  2. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section (H), the Share Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Common Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Common Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the Corporation, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock.

                  3. The Share Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Common Stock, and (ii) distribute to the Purported Owners' Transferor any and all amounts held with respect to the shares of Excess Stock after making payment to the Purported Owner pursuant to Section (I) of this Article SIXTH.

                  4. If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the transfer restrictions set forth in Section (B) of Article FIFTH or of this Article SIXTH, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Common Stock (as described in clause (2) above) and the purported Permitted Transferee shall be deemed to be a Purported Owner and shall acquire no rights in such shares of Excess Stock or Common Stock. Such shares of Common Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the trading day prior to the date of the transfer to the purported Permitted Transferee and the provisions of this Article SIXTH shall apply to such shares, including, without limitation, the provisions of Sections (H) through (J) with respect to any future Transfer of such shares by the Trust.

            (I) Compensation to Record Holder of Shares of Common Stock that are Converted into Shares of Excess Stock. Any Purported Owner shall be entitled (following discovery of the shares of Excess Stock and subsequent designation of the Permitted Transferee in accordance with Section (H) of this Article SIXTH or following the acceptance of the offer to purchase such shares in accordance with Section (J) of this Article SIXTH) to receive from the Share Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i) (a) in the case of a purported transfer in which the Purported Owner gave value for shares of Common Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Purported Owner paid for the shares of Common Stock and (b) in the case of a transfer in which the Purported Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the market price on the date of such transfer or (ii) the price per share received by the Share Trustee from the sale or other disposition of such shares of Excess Stock in accordance with this Section (I) or Section (J) of this Article SIXTH. Any amounts received by the Share Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Purported Owner pursuant to this Section (I) shall be distributed to the Purported Owner's Transferor in accordance with the provisions of Section (H) of this Article SIXTH. Each Purported Owner's Transferor and Purported Owner shall waive any and all claims that it may have against the Share Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Article SIXTH by, such Share Trustee or the Corporation.

            (J) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock or (ii) the market price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 60 days following the later of (a) the date of the purported transfer which results in such shares of Excess Stock or (b) the date on which the Corporation determines in good faith that a transfer resulting in shares of Excess Stock previously has occurred, if the Corporation does not receive a notice of such transfer pursuant to Section (C) of this Article SIXTH.

            (K) Preemptive Rights. No holder of shares of Common Stock, Excess Stock or any other class or series of capital stock shall as such holder have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class or series of capital stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such capital stock, or (iii) any obligations convertible into any such capital stock or into warrants, rights or options to purchase any such capital stock.

            (L) Remedies Not Limited. Nothing contained in this Article SIXTH shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in connection with the preservation and usage of the Net Operating Loss Carryovers.

            (M) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Article FIFTH or this Article SIXTH, including any definition contained in Article FIFTH, the Board of Directors shall have the power to determine the application of the provisions of Article FIFTH and Article SIXTH with respect to any situation based on the facts known to it.

            (N) Legend. Each certificate for shares of Common Stock shall bear the following legend:

                  "The shares of California Coastal Communities, Inc.
            represented by this certificate are subject to restrictions in the Amended and Restated Certificate of Incorporation of the corporation which, subject to certain exceptions, prohibit any Person owning Common Stock or Rights which, in the aggregate, and assuming conversion of such Rights into the maximum number of shares of Common Stock issuable in respect of such Rights regardless of contingencies, equal less than 5% of the fair market value of the sum total of the outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights owned by such Person, from acquiring (whether voluntarily or involuntarily) any shares of Common Stock or Rights which, together with the shares of Common Stock or Rights owned by such Person, if any, would increase such percentage ownership interest of such Person to 5% or more of the fair market value of the sum total of the then outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights owned by such Person, and prohibit any Person who owns, or has owned at any time during the Testing Period, Common Stock or Rights which, in the aggregate, and assuming conversion of such Rights into the maximum number of shares of Common Stock issuable in respect of such Rights regardless of contingencies, equal or exceed 5% of the fair market value of the sum total of the then outstanding Common Stock plus the shares of Common Stock deemed to be outstanding by reason of the assumed conversion of such Rights then owned by such Person from increasing the ownership interest held by such Person in Common Stock or Rights, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions.

                  California Coastal Communities, Inc. will furnish without
            charge to each stockholder who so requests a copy of the relevant provisions of the Amended and Restated Certificate of Incorporation of the corporation, and a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that the corporation is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of the corporation."

            (O) Severability. Each provision of Article FIFTH and Article SIXTH hereof shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision. If any provision of this Article FIFTH or of Article SIXTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other application of such provision shall be affected only to the extent necessary to comply with the determination of such court.

            (P) It is the purpose of Article FIFTH and Article SIXTH to help the Corporation attempt to preserve and use its Net Operating Loss Carryovers and to that end the Board of Directors is authorized to take such action, to the extent permitted by law and not inconsistent with Article FIFTH or Article SIXTH, as it may deem necessary or advisable to protect the Corporation or to carry out such purpose. However, nothing in Article FIFTH or Article SIXTH shall restrict the Corporation's ability to issue stock, within the meaning of Section 382 of the Code, if, in the Board of Directors' sole discretion, the Corporation believes that such issuance would be in the best interest of the Corporation, notwithstanding the fact that such issuance may result in the limitation or disallowance of its Net Operating Loss Carryovers.

            (Q) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by contract, by-law or otherwise, plans, regulations and procedures not inconsistent with the express provisions of Article FIFTH and this Article SIXTH for determining whether any acquisition of Common Stock or Rights would jeopardize the Corporation's ability to preserve and use its Net Operating Loss Carryovers, and for the orderly application, administration and implementation of the provisions of Article FIFTH and this Article SIXTH. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Common Stock or Rights of the Corporation.

            SEVENTH: The duration of the Corporation is to be perpetual.

            EIGHTH: (a) The number of directors of the Corporation shall be determined from time to time in the manner described in the Bylaws. Each director shall serve for a term ending at the next annual meeting following the meeting at which such director was elected, or on such later date as such director's successor shall have been elected and qualified.

                        (b) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                        (c) Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

            NINTH: Special meetings of stockholders may be called either (i) by the Board of Directors or by the Chief Executive Officer pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the By-Laws) or (ii) by the holders of capital stock of the Corporation representing at least ten percent (10%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

            TENTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

            ELEVENTH: No contract or other transaction of the Corporation shall be void, voidable, fraudulent or otherwise invalidated, impaired or affected, in any respect, by reason of the fact that any one or more of the officers, directors or stockholders of the Corporation shall individually be party or parties thereto or otherwise interested therein, or shall be officers, directors or stockholders of any other corporation or corporations which shall be party or parties thereto or otherwise interested therein; provided that such contract or other transactions be duly authorized or ratified by the Board of Directors, with the assenting vote of a majority of the disinterested directors then present, or, if only one such director is present, with his assenting vote.

            TWELFTH: The Board of Directors may from time to time make, amend, supplement or repeal any By-Laws; provided, further, that no amendment or supplement to the By-Laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

            THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            FOURTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not limit or eliminate liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  (2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

                  (4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprises against any such expenses, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            FIFTEENTH: The Corporation expressly elects not to be governed by
      Section 203 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, the undersigned Corporation has caused this amended and restated certificate of incorporation to be executed by its duly authorized officer this __ day of October, 1999.

                                             CALIFORNIA COASTAL COMMUNITES, INC.


                                             By:
                                                --------------------------------
                                             Name: Raymond J. Pacini
                                             Office: Chief Executive Officer